Exhibit 99.1

Vertex Energy, Inc. Secures $3.5 Million Line of Credit from Bank of America Merrill Lynch

HOUSTON--(Business Wire)--Vertex Energy, Inc. (“Vertex” or the “Company”)(OTCBB:VTNR), a leader in the aggregation, recycling and processing of distressed hydrocarbon streams, today announced that it has received approval for a new revolving line of credit of $3.5 million from Bank of America Merrill Lynch (NYSE: BAC) to be used to help fund the operations of the Company.

Vertex’s Chief Executive Officer Benjamin P. Cowart said, “We are very pleased to be working with Bank of America Merrill Lynch and believe that this relationship can grow over time as Vertex moves forward.”  Mr. Cowart continued, “The credit line will be used to provide additional working capital and to help fund our growth.  We believe that our new banking relationship will provide us with greater stability in financing our operations.”

Further terms of the line of credit agreement are disclosed in the Company’s most recent Form 8-K filed with the Securities and Exchange Commission (SEC) on or around the date hereof.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (OTCBB:VTNR) is a leader in the aggregation, recycling and processing of distressed hydrocarbon streams thereby reducing the United States’ reliance on foreign crude oil. Vertex’s focus, as a participant in the alternative energy and environmentally friendly investment sectors, is on creating increased value in the products it manages and produces through a variety of strategies and technologies that facilitate the re-refining of used oil and off specification commercial chemical products into higher value commodities. By creating higher value products from distressed hydrocarbon streams, the Company is positioned to produce both financial and environmental benefits. Vertex is based in Houston, Texas with offices in Georgia and California. More information on the Company can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management’s view of Vertex’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex.

Contacts

Vertex Energy, Inc.
Matthew Lieb, 310-230-5450
matthewl@vertexenergy.com
or
Gross Capital, Inc.
Barry Gross, 361-949-4999
vertex@grosscapital.com